================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                AUGUST 17, 1999

                           INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                TEXAS                                  1-9580                                76-0289495
    (State of other jurisdiction              (Commission File Number)                     (IRS Employer
          of incorporation)                                                             Identification No.)

       7135 ARDMORE, HOUSTON, TEXAS                       77054
 (Address of principal executive offices)               (Zip Code)


               Registrant's telephone number, including area code
                                 (713) 747-1025

       ------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

================================================================================

ITEM 5.  OTHER EVENTS

SELECTED FINANCIAL DATA

     The following table sets forth, for the periods included, selected consolidated data of our company for the five years ended December 31, 1998 derived from our consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      YEARS ENDED DECEMBER 31,(1)
                                       ---------------------------------------------------------
                                          1994      1995(3)     1996(4)    1997(5)     1998(6)
                                       ----------  ----------  ---------  ----------  ----------
                                              (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales................................  $   66,016  $   75,186  $  99,405  $  151,228  $  218,208
Cost of sales........................      49,178      57,540     75,822     111,387     168,369
                                       ----------  ----------  ---------  ----------  ----------
Gross profit.........................      16,838      17,646     23,583      39,841      49,839
Selling, general & administrative....      14,783      15,441     19,264      28,837      38,311
                                       ----------  ----------  ---------  ----------  ----------
Operating income.....................       2,055       2,205      4,319      11,004      11,528
Equity in earnings (losses) of
  unconsolidated affiliates..........      --          --         --             (61)      2,144
Other income (expense)...............      (1,042)     (1,466)    (1,589)     (2,263)     (3,439)
                                       ----------  ----------  ---------  ----------  ----------
Income before income taxes...........       1,013         739      2,730       8,680      10,233
Income tax provision.................         260          74      1,025       3,477       4,099
                                       ----------  ----------  ---------  ----------  ----------
Net income...........................         753         665      1,705       5,203       6,134
Distributions to shareholders........          20          68         77         130          34
                                       ----------  ----------  ---------  ----------  ----------
Net income available to common
  shareholders.......................  $      733  $      597  $   1,628  $    5,073  $    6,100
                                       ==========  ==========  =========  ==========  ==========
Basic earnings per share.............  $      .09  $      .07  $     .18  $      .44  $      .44
Diluted earnings per share...........  $      .08  $      .07  $     .17  $      .41  $      .42
Weighted average number of common
  shares outstanding -- basic........       8,414       8,412      9,060      11,489      14,000
Weighted average number of common
  shares outstanding -- diluted......       9,318       8,510      9,710      12,403      14,726

                                                            DECEMBER 31,
                                       ------------------------------------------------------
                                         1994       1995       1996       1997        1998
                                       ---------  ---------  ---------  ---------  ----------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................  $   5,409  $   4,676  $   6,036  $   7,768  $    9,236
Total assets.........................     34,544     42,516     62,907     95,461     203,669
Long-term obligations(2).............      5,495      7,426      9,461     13,510      30,334
Total liabilities....................     22,952     29,501     40,439     58,137     137,756
Shareholders' equity.................     11,592     13,015     22,468     37,324      65,913

------------
(1) The combinations of our company with GHX, Moores, Ameritech and UWS in March through July 1998 and Blastco Services Company, Inc. ("Blastco") in 1999 and the combination of Blastco and Valve Repair and Supply Company, Inc. in 1997 were accounted for as poolings-of-interest. The selected consolidated financial data have been prepared as if these companies had been combined for all periods presented.

(2) Excludes deferred income taxes and deferred compensation.

(3) We acquired Landreth's Connecticut manufacturing facility in December 1995 and the results of its operations have been included from the date of acquisition.

(4) We acquired American Rivet in November 1996 and the results of its operations have been included from the date of acquisition.

(5) We acquired Lone Star in February 1997, Manifold Valve Services in March 1997, Rogers Equipment in August 1997 and Walker in November 1997. The results of their operations have been included from the date of acquisition.

(6) We acquired RJ Machine in January 1998, Philform in February 1998, Beaird in July 1998, and Ideal and A&B in August 1998. The results of their operations have been included from the date of acquisition.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     We own and operate a diversified group of middle-market industrial manufacturing and distribution businesses whose products include metal fasteners, large and heavy pressure vessels, high pressure industrial valves and related products and services. Operations are organized into three core business segments: (i) fastener manufacturing and distribution; (ii) heavy fabrication; and (iii) valve manufacturing and repair. Through a fourth segment, we also distribute machine tools.

     Our historical financial statements have been restated to include, for all periods presented, the results of operations from each of the companies that were acquired in acquisitions accounted for under the pooling-of-interests method. The results of operations for companies acquired in acquisitions accounted for under the purchase method are included in our historical financial statements from the date of such acquisition. Since these "purchase" acquisitions were consummated at various times, the financial information contained herein with respect to each fiscal period does not fully reflect the results of operations that would have been achieved had these acquisitions been consummated at the beginning of the periods presented or which may be achieved in the future. In connection with each "purchase" acquisition, we have recorded goodwill to the extent the purchase price exceeded the fair market value of the specific net assets acquired.

     Our recent growth through acquisitions has created opportunities to reduce costs and increase margins through integration of our operations. We may consider (i) consolidating certain administrative functions and eliminating redundant costs, (ii) consolidating selected facilities, (iii) capitalizing on purchasing economies of scale and leveraging key vendor relationships, (iv) pursuing intercompany supply arrangements by substituting our components for those previously produced by outside vendors, (v) using the best practices of our most efficient manufacturing plants throughout all of our facilities, (vi) reducing working capital levels company-wide and (vii) selling non-strategic assets.

     Our results of operations are affected by the level of economic activity in the industries served by our customers, which in turn may be affected by other factors, including the level of economic activity in the U.S. and foreign markets they serve. The principal industries served by our clients are the automotive, home furnishings, petrochemical and oil and gas industries. An economic slowdown in these industries could result in a decrease in demand for our products and services, which could adversely affect our operating results. During 1998 and into 1999, oil and gas prices declined significantly, resulting in a decrease in the demand for our products and services that are used in the exploration and production of oil and gas. Exploration and production expenditures generally lag improvements in oil and gas prices; therefore, although oil and gas prices have improved during 1999, we have yet to experience significant sales increases. Absent substantial increases in expenditures for exploration and production, we expect demand for these products and services to continue to remain depressed.

     In 1998, one of our operating units, IMSCO, was moved from the valve manufacturing and repair segment to the fastener manufacturing and distribution segment. As a result, 1997 and 1996 segment information has been restated to reflect the change consistent with management's view of the operations of the business.

     This section should be read in conjunction with our consolidated financial statements included elsewhere.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement data for each of our segments for each of the periods presented.

                                               FOR THE YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1996            1997             1998
                                       --------------  ---------------  ---------------
Sales:
     Fastener Manufacturing and
       Distribution..................  $   53,252,342  $    79,472,953  $   110,403,167
     Heavy Fabrication...............        --              --              40,011,472
     Valve Manufacturing and
       Repair........................      29,725,995       56,130,384       53,487,881
     Machine Tool Distribution.......      16,427,091       15,624,347       14,305,192
                                       --------------  ---------------  ---------------
                                           99,405,428      151,227,684      218,207,712
                                       --------------  ---------------  ---------------
Cost of Sales:
     Fastener Manufacturing and
       Distribution..................      41,208,559       59,166,263       83,189,597
     Heavy Fabrication...............        --              --              34,775,923
     Valve Manufacturing and
       Repair........................      20,805,241       38,762,176       38,531,540
     Machine Tool Distribution.......      13,808,638       13,458,243       11,871,634
                                       --------------  ---------------  ---------------
                                           75,822,438      111,386,682      168,368,694
                                       --------------  ---------------  ---------------
Selling, General and Administrative
     Fastener Manufacturing and
       Distribution..................       8,929,284       14,762,350       20,319,963
     Heavy Fabrication...............        --              --               3,254,128
     Valve Manufacturing and
       Repair........................       7,450,021       10,767,049       10,639,143
     Machine Tool Distribution.......       2,085,818        2,423,430        2,410,902
     Corporate.......................         798,647          884,040        1,686,506
                                       --------------  ---------------  ---------------
                                           19,263,770       28,836,869       38,310,642
                                       --------------  ---------------  ---------------
Operating Income.....................  $    4,319,220  $    11,004,133  $    11,528,376
                                       ==============  ===============  ===============

     YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     SALES. On a consolidated basis sales increased $66,980,028 or 44% in 1998 compared to 1997.

     Sales for the fastener manufacturing and distribution segment increased $30,930,214 or 39% in 1998 compared to 1997. This increase was primarily as a result of the acquisitions of two companies in 1998 and the inclusion of a full year of operations of two companies in 1998 that were acquired in 1997.

     The heavy fabrication segment was formed July 1, 1998 with the acquisition of Beaird. Under the purchase method of accounting, no sales were recorded relating to this segment prior to the second half of 1998. Sales for the six months ended December 31, 1998 increased compared to the periods prior to the acquisition of Beaird by approximately $13.1 million or 49% over the comparable 1997 period and $8.6 million or 27% over the six months ended June 30, 1998. Sales increased based on a strategic decision to increase sales by expanding the range of products manufactured.

     Sales for the valve manufacturing and repair segment decreased $2,642,503 or 5% in 1998 compared to 1997. This decrease was primarily due to a $3,487,015 decrease in sales at Blastco attributable to the assignment of demolition contracts to AWR Acquisition, L.L.C. ("AWR"), a company in which we have a 33 1/3% interest. Our interest in the earnings from these contracts is included in the earnings from equity investments in unconsolidated affiliates. The decrease in sales at Blastco was partially offset by an $844,512 increase in sales resulting from the inclusion of a full year of operations of two companies acquired during 1997.

     Sales for the machine tool distribution segment decreased $1,319,155 or 8% as demand for machine tools declined in the Texas Gulf Coast region.

     COST OF SALES. On a consolidated basis, cost of sales increased $56,982,012 or 51% in 1998 compared to 1997. Cost of sales as a percentage of sales was 77% in 1998 compared to 74% in 1997. Cost of sales as a percentage of sales was higher on a consolidated basis primarily as a result of the addition in 1998 of the heavy fabrication segment, which typically has lower gross margins on its large contract business in comparison to our other segments.

     Cost of sales for the fastener manufacturing and distribution segment increased $24,023,334 or 41% in 1998 compared to 1997. Cost of sales as a percentage of sales remained relatively unchanged from 75% in 1998 compared to 74% in 1997.

     Cost of sales for the heavy fabrication segment as a percentage of sales was 87% for the six months ended December 31, 1998. Gross margins were adversely affected by the significant increase in sales during a period in which we were unable to hire or retain adequate skilled workers due to the terms of our then existing union contract that covered most of Beaird's workforce. The union contract expired in November 1998 and the effectiveness of the workforce was further reduced during the period of contract renegotiation. A new collective bargaining agreement was entered into in late November 1998. We believe that the terms of this agreement provides us with adequate flexibility to hire employees with the appropriate skills. With the settlement of the contract and additional new hires, Beaird experienced improvements in labor efficiency beginning in December 1998. However, due to the increase in backlog during the third and fourth quarters, the effects on gross margins in the fourth quarter of 1998 continued through the first six months of 1999 as Beaird reduced its backlog.

     Cost of sales for the valve manufacturing and repair segment decreased $230,636 or 0.6% in 1998 compared to 1997. This decrease was primarily due to the decrease in sales at Blastco described above, offset by the inclusion of a full year of operations of two companies acquired during 1997. Cost of sales as a percentage of sales was 72% in 1998 and 69% in 1997.

     Cost of sales for the machine tool distribution segment decreased $1,586,609 or 12% in 1998 compared to 1997 primarily as a result of the decrease in sales described above.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. On a consolidated basis, selling, general and administrative expenses increased $9,473,773 or 33% in 1998 compared to 1997.

     Selling, general and administrative expenses for the fastener manufacturing and distribution segment increased $5,557,613 or 38% primarily as the result of acquisitions in the third quarter of 1998 and the inclusion of a full year of operations of two companies in 1998 that were acquired in late 1997.

     Selling, general and administrative expenses in the heavy fabrication segment for the six months ended December 31, 1998 relate to Beaird's operations during the second half of 1998 and were comparable to the historical amounts prior to the acquisition of Beaird.

     Selling, general and administrative expenses for the valve manufacturing and repair segment decreased $127,906 or 1% in 1998 compared to 1997. This was primarily as the result of the elimination of the salary and related expenses of the president of a company who resigned in connection with our acquisition of the company.

     Selling, general and administrative expenses for the machine tool distribution segment for 1998 did not change significantly from 1997.

     Selling, general and administrative expenses at corporate increased $802,466 or 91% in 1998 compared to 1997 primarily as a result of personnel increases and increases in professional fees that have resulted from our growth.

     EARNINGS FROM EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES. On a consolidated basis, earnings from equity investments increased $2,204,651 in 1998 compared to 1997, primarily as a result of a full year of operations from our investment in AWR which had in process two contracts for demolition and site abatement and from our investment in O.F. Acquisition, L.L.C. ("O.F.") which was entered into during 1998.

     INTEREST EXPENSE. On a consolidated basis, interest expense increased $2,587,616 or 94% in 1998 compared to 1997, primarily as a result of $57.7 million in debt assumed or incurred in connection with acquisitions in 1998.

     INTEREST INCOME. On a consolidated basis, interest income increased $361,541 or 226% in 1998 compared to 1997. Interest income was earned primarily on the $10.9 million raised in January 1998 in connection with our offer to Class B warrant holders, which was held in interest bearing accounts prior to being used to repay debt and in acquisitions, as well as on notes receivable, which have increased since 1997.

     OTHER INCOME, NET. On a consolidated basis, other income, net increased $1,049,648 or 322% in 1998 compared to 1997, primarily as a result of recognition of income resulting from the sale of an interest in a demolition contract to one of our equity investees.

     INCOME TAXES. Income tax expense increased $621,530 or 18% in 1998 compared to 1997. The effective tax rate was 40% for 1998 and 1997.

     NET INCOME. Net income was $6,134,229 in 1998 compared to $5,203,292 in 1997 as a result of the foregoing factors.

     YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     SALES. On a consolidated basis sales increased $51,822,256 or 52% in 1997 compared to 1996.

     Sales for the fastener manufacturing and distribution segment increased $26,220,611 or 49% in 1997 compared to 1996. This was primarily as a result of an acquisition in February 1997, the inclusion of a full year's operations of a company acquired in November 1996 and a $3.8 million increase in sales at one of our other operating subsidiaries within this segment, which was primarily attributable to the strength of the energy sector in 1997. These increases were partially offset by a $4.6 million decrease in sales at one of our operating subsidiaries as a result of the loss of key salesmen in late 1996. By late 1997, all key salesmen had been replaced and as a result, fourth quarter sales at this subsidiary increased 21% over the third quarter and were only $198,000 less than the fourth quarter of the preceding year.

     Sales for the valve manufacturing and repair segment increased $26,404,389 or 89% in 1997 compared to 1996, primarily as a result of an acquisition in March 1997 and a $15.1 million increase in sales at our other operating subsidiaries within this segment. Sales increases at these subsidiaries were primarily attributable to the strength of the energy sector in 1997.

     Machine tool distribution segment sales decreased $802,744 or 5% primarily because of delays in receipts of machine tools from manufacturers, which caused some cancellation of orders by customers as well as deferral of shipments to customers to 1998.

     COST OF SALES. On a consolidated basis, cost of sales increased $35,564,244 or 47% in 1997 compared to 1996. However, cost of sales as a percentage of sales was 74% in 1997 compared to 76% in 1996.

     Cost of sales for the fastener manufacturing and distribution segment increased $17,957,704 or 44% in 1997 compared to 1996, primarily as a result of the acquisitions in 1997 and 1996 and a $2.4 million increase in cost of sales at one of our other operating subsidiaries within this segment as a result of the increase in sales described above. These increases were partially offset by a decrease in cost of sales at one of our operating subsidiaries as a result of the corresponding decrease in sales. Cost of sales as a percentage of sales was 74% in 1997 compared to 77% in 1996. The 1996 cost of sales percentage was unusually high because of the relocation of a manufacturing facility in late 1996 and the accompanying loss in production efficiency during the period of the relocation.

     Cost of sales for the valve manufacturing and repair segment increased $17,956,935 or 86% primarily as the result of an acquisition in March 1997 and an $11.6 million increase in cost of sales at our other operating subsidiaries within this segment as a result of the increase in sales described above. Cost of sales as a percentage of sales was 69% in 1997 compared to 70% in 1996 as higher margin sales were achieved as a result of the strength in the energy sector during 1997.

     Cost of sales for the machine tool distribution segment decreased $350,395 or 3% as a result of the decrease in sales. Cost of sales as a percentage of sales was 86% in 1997 compared to 84% in 1996. The increase in cost of sales as a percentage of sales was primarily due to the opening in 1997 of a crating facility located at the Houston Ship Channel and to increased lumber costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. On a consolidated basis, selling, general and administrative expenses increased $9,573,099 or 50% in 1997 compared to 1996.

     Selling, general and administrative expenses for the fastener manufacturing and distribution segment increased $5,833,066 or 65% primarily as the result of the acquisitions in 1997 and 1996 and an $849,342 increase in selling, general and administrative expenses at one of our other operating subsidiaries within this segment. The increase at this subsidiary was the result of the increase in sales described above. Selling, general and administrative expenses increased at a greater percentage than sales because of the inclusion of goodwill amortization associated with the acquisitions in 1997 and 1996.

     Selling, general and administrative expenses for the valve manufacturing and repair segment increased $3,317,028 or 45% primarily as the result of an acquisition in March 1997 and a $2.2 million increase in selling, general and administrative expenses at our other operating subsidiaries within this segment due to increased sales. This increase was partially offset by a decrease in selling, general and administrative expenses at one of our other operating subsidiaries in this segment. This increase was less than the related increase in sales as most costs at that subsidiary are accounted for as cost of sales.

     Selling, general and administrative expenses for the machine tool distribution segment increased $337,612 or 16% for 1997 compared to 1996 primarily as a result of the hiring of four additional sales people in 1997.

     There was no significant change in corporate selling, general and administrative expenses.

     LOSSES FROM EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES. In 1997, we recognized $60,520 in losses primarily related to an equity investment in a recycling company.

     INTEREST EXPENSE. On a consolidated basis, interest expense increased $707,868 or 35% in 1997 compared to 1996. The increase was the result of increases in debt related to two acquisitions in November 1996 and February 1997. This increase was partially offset by a reduction in interest expense at one of our other operating subsidiaries as a result of a $3,093,000 conversion of debt to equity in 1997.

     INCOME TAXES. Income taxes increased $2,452,275 or 239% in 1997 compared to 1996. The effective tax rate for 1997 was 40% compared to 38% for 1996.

     NET INCOME. Net income was $5,203,292 in 1997 compared to $1,705,567 in 1996 as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1998, we had working capital of $9,235,590, short-term debt of $42,486,422, current maturities of long-term debt of $23,547,890, long-term debt of $30,334,166 and shareholders' equity of $65,912,800. Historically, our principal liquidity requirements and uses of cash have been for debt service, capital expenditures, working capital and acquisition financing, and our principal sources of liquidity and cash have been from cash flows from operations, borrowings under long-term debt arrangements and issuances of equity securities. We have financed acquisitions through bank borrowings, issuances of equity and debt securities and internally generated funds.

     NET CASH USED BY OPERATING ACTIVITIES. For the year ended December 31, 1998, net cash used by operating activities was $5,136,596 compared to 1997 and 1996, which provided cash of $3,379,665 and $2,370,449. The cash used in 1998 was primarily as a result of the acquisition of Beaird and the related net increases in receivables, inventory, other assets and accounts payable over those acquired. Beaird's receivables and inventories increased as sales increased for the six months ended December 31, 1998 compared to the six month period ended June 30, 1998, which was prior to the Beaird acquisition. Additionally, receivables and payables increased at Beaird as $7.0 million in accounts receivable and all liabilities were distributed to the seller prior to acquisition. Cash was provided in 1997 and 1996 primarily because net income and depreciation and amortization were greater than increases in current assets resulting from increased sales.

     NET CASH USED BY INVESTING ACTIVITIES. Principal uses of cash are for capital expenditures and acquisitions. For 1998, 1997 and 1996, the Company made capital expenditures of $6,232,069, $4,959,872 and $4,225,273, respectively. Other significant investing activities in 1998 included the sale of an interest in a demolition contract for $2,100,000 and acquisitions. The aggregate cash purchase price for acquisitions was $58.7 million in 1998, $18.9 million in 1997 and $11.4 million in 1996.

     NET CASH PROVIDED BY FINANCING ACTIVITIES. Our principal sources of cash are from financing activities, including borrowings under our credit facilities, and issuance of equity securities. Financing activities provided net cash of $13,465,409 in 1998 compared to $1,389,565 in 1997 and $4,002,901 in 1996.
During 1998, we issued common stock providing net proceeds of $12,914,854 compared to net proceeds of $2,136,978 in 1997 and $6,248,281 in 1996. During 1998 we completed an offer to the holders of our Class B warrants to exchange each Class B warrant and $10.00 cash for one share of common stock, one Class C warrant and one Class D warrant, from which we received net proceeds of $10.9 million after deducting approximately $0.1 million of related expenses. The 1998 common stock proceeds were used to repay $1.6 million in term debt and to fund acquisitions. During 1998, we borrowed $9,324,942 under our credit facilities compared to $1,772,458 and $1,064,603 during 1997 and 1996.

     PRINCIPAL DEBT INSTRUMENTS. As of December 31, 1998, we had an aggregate of $96,368,478 borrowed under our principal bank credit facility and debt instruments entered into or assumed in connection with acquisitions as well as other bank financings. Of these borrowed amounts, $23,547,890 is scheduled to mature during 1999. Certain of our debt arrangements contain requirements as to the maintenance of minimum levels of working capital and net worth, minimum ratios of debt to cash flow, cash flow to certain fixed charges, liabilities to tangible net worth and capital expenditures. At December 31, 1998, March 31, 1999, and June 30, 1999, we were not in compliance with several of these covenants; however, we obtained waivers for the non-compliance from those lenders. In addition, as of December 31, 1998 and March 31, 1999, we were not in compliance with certain non-financial covenants related to our ability to provide financial support to Belleli Energy; however, in the second quarter of 1999 we obtained waivers for this noncompliance from our lenders. Although management expects to be able to obtain waivers should there be further events of non-compliance, no assurance can be given that we will be able to obtain future waivers from our lenders.

     Our existing credit facility is a revolving line of credit with Comerica Bank -- Texas. The principal amount is the lesser of $45 million or a defined borrowing base. The credit facility bears interest at the prime rate of Comerica (which was 7.75% at December 31, 1998) or the Eurodollar rate as quoted by Comerica Bank -- Livonia, MI, plus 2.5% and allows the borrowing of funds based on 80% of eligible accounts receivable and 50% of eligible inventory. At December 31, 1998, the borrowing capacity under the credit facility was $45 million and availability was $1.2 million. At March 31, 1999, the borrowing capacity was $45 million and availability was $1.6 million.

     On June 17, 1999, we amended our credit facility. The principal amount of our amended credit facility is the lesser of $55 million or a defined borrowing base. Advances under the revolving line of credit bear interest, at out option, at either (i) the prime rate in effect at the time of the advance (which was 7.75% at June 30, 1999) or (ii) an adjusted Eurodollar rate plus an amount ranging from 2% to 2.75% based upon our ratios of senior debt to EBITDA. The borrowing base is defined as 80% of eligible accounts receivable and 50% of eligible inventory subject to certain limitations. At June 30, 1999, the borrowing capacity under the credit facility was $46.8 million and availability was $3.1 million. The revolving line of credit matures on June 16, 2001.

     In connection with the acquisitions of businesses, we have entered into various term loans secured by machinery, equipment and real estate of the businesses acquired and issued a convertible debenture and obtained a loan from a financial institution in the principal amount of $15 million that matures in November 1999 in connection with the acquisition of Beaird. See Note 9 to the Consolidated Financial Statements.

     BELLELI ENERGY. In 1998, we entered into an option agreement that grants us the right to purchase approximately 96% of Belleli Energy S.r.l.
("Belleli") through 2002. Belleli is an Italian company that manufactures thick walled pressure vessels and heat exchangers, as well as designs, engineers, constructs and erects components for desalination, electric power and petrochemical plants. The option agreement calls for payments totaling approximately $600,000 in 1999, $700,000 in 2000, $800,000 in 2001 and $400,000
in 2002. During the second quarter of 1999, the option agreement was amended to include an additional option payment of $3 million, of which $2.6 million was funded by a private placement of our common stock and the remainder from the conversion of a $400,000 note receivable from Belleli.

     In connection with the Belleli option agreement, we have agreed to support the financing of Belleli to the extent its existing lines of credit and bonding arrangements are not sufficient to support successful implementation of an agreed upon business plan. We currently estimate that we may need to provide or assist in arranging support to Belleli of up to $20 million, which may take the form of cash, equity, bonding or other support; however, the actual amount of our obligation is subject to numerous variables outside of our control, including Belleli's success in obtaining new contracts, its cash flow from operations and its customers' and suppliers' bonding requirements. At December 31, 1998, we had a note receivable from Belleli for $400,000 which was secured by accounts receivable and which was converted to an additional option payment subsequent to year end. At December 31, 1998 we had provided to customers and suppliers third-party performance guarantees of $5.2 million and letters of credit of $520,000, all of which had expired subsequent to year end. We are exposed to credit loss in the event of nonperformance by Belleli under these arrangements; however, we do not anticipate nonperformance by Belleli. To date we have been able to provide this financial support through bonding arrangements with our bank and performance guarantees; however, even if we are successful in refinancing certain of our debt facilities in 1999, there can be no assurance that such sources will continue to be available to the extent necessary to provide adequate support to Belleli, which would require us to pursue additional sources of financing on terms that may be less desirable or advantageous than our current arrangements.

     We are currently exploring various financing alternatives to meet our future liquidity needs and repay currently maturing debt obligations. We anticipate refinancing certain of our debt facilities in 1999, although no assurances can be given that we will be able to refinance such facilities or that we will be able to obtain terms that are as favorable as those that currently exist. For the six months ending June 30, 1999 we have made capital expenditures of $5.1 million and anticipate spending $4.7 million for the remainder of 1999. We believe that our overall treasury management of cash on hand from operations and available borrowings under new or existing credit facilities will be adequate to meet capital requirements and provide working capital needs in connection with integrating our businesses acquired and for continued maintenance and improvements in our business.

INFLATION

     Although we believe that inflation has not had any material effect on operating results, our business may be affected by inflation in the future.

SEASONALITY

     We believe that our business is not subject to any significant seasonal factors, and do not anticipate significant seasonality in the future.

YEAR 2000 COMPLIANCE

     We are exposed to the risk that the year 2000 issue (the "Year 2000
Issue") could cause system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. During 1997, we undertook a corporate-wide initiative designed to assess the impact of the Year 2000 Issue on software and hardware utilized in our operations, including information technology infrastructure ("IT") and embedded manufacturing control technology ("Non-IT") and the impact, if any, that the year 2000 issue, as it relates to customers and suppliers could have on our business.

     This initiative is being conducted in three phases: assessment, implementation and testing. During the assessment phase, we completed a comprehensive inventory of IT and Non-IT systems and equipment. Many of our IT systems include hardware and packaged software recently purchased from large vendors who have represented that these systems are already year 2000 compliant. However, we have determined that it will be necessary to modify portions of our financial and accounting software.

     We believe that with modifications to existing software, the Year 2000 Issue can be mitigated. The implementation of these remediation efforts is underway and is expected to be completed by October 31, 1999. However, if such modifications are not made, or are not completed timely, the Year 2000 Issue could have a material impact on operations. We plan to complete the testing of the year 2000 modifications as these modifications are implemented. We have not established a contingency plan but intend to formulate one to address unavoidable risks, and we expect to have the contingency plan formulated by September 30, 1999.

     We do not currently rely on the IT systems of other companies; however, failure of our suppliers or customers to become year 2000 compliant might have a material adverse impact on our operations. We intend to continue to pursue an acquisition strategy and, as a result, there can be no assurance that the IT systems being used by an acquired company will be compliant with the Year 2000 Issue or that any such conversion or failure to convert an acquired system would not have an adverse effect on our business, financial condition, results of operations or cash flows.

     Efforts with respect to the Year 2000 Issue have been handled internally by our management and our other employees. Costs of developing and carrying out this initiative are being funded from operations and have not represented a material expense. We have not completed our remediation efforts but currently believe that the costs of the Year 2000 Issue will not be significant and will not have a material adverse impact on our business, financial condition, results of operations or cashflows.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Standard No. 133. This statement amends Statement No. 133 which establishes accounting and reporting standards for derivative instrument embedded in other contracts. This statement is effective for all fiscal years beginning after June 15, 2000. We are currently evaluating what impact adoption of this statement will have on our consolidated financial statements.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this report are forward looking statements. Such forward looking statements include, without limitation, statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" regarding our estimate of sufficiency of existing capital resources and ability to raise additional capital to fund cash requirements for future operations. Although we believe that the expectations reflected in such forward looking statements are reasonable, there can be no assurance that the expectations reflected in such forward looking statements will prove to have been correct. The ability to achieve these expectations is contingent upon a number of factors, which include demand for products, need for additional capital for newly acquired companies and the ability to complete new acquisitions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk generally represents the risk that losses may occur in the value of financial instruments as a result of movements in interest rates, foreign currency exchange rates and commodity prices.

     We are exposed to some market risk due to the floating interest rate under our revolving line of credit. Under the revolving line of credit, as amended, the principal balance is due in June 2001. As of December 31, 1998, the revolving line of credit had a principal balance of $42.1 million at a floating interest rate of 7.75% per annum. We also have $27.0 million of long-term debt bearing interest at Libor plus 2.5% to 5%.

The Libor rate as of December 31, 1998 was 5.56%. A 1.0% increase in interest rates could result in a $0.7 million annual increase in interest expense on the existing principal balance. We have determined that it is not necessary to participate in interest rate-related derivative financial instruments because we currently do not expect significant short-term increases in interest rates charged under the revolving line of credit.

                           INDUSTRIAL HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                         PAGE
                                       ---------

Independent Auditors' Reports........        F-2

Consolidated Balance Sheets at
  December 31, 1997 and 1998.........       F-10

Consolidated Statements of Income For
  the Years Ended December 31,
  1996, 1997 and 1998................       F-11

Consolidated Statements of Cash Flows
  For the Years Ended December 31,
  1996, 1997 and 1998................       F-12

Consolidated Statements of
  Shareholders' Equity For the Years
  Ended December 31,
  1996, 1997 and 1998................       F-14

Notes to Consolidated Financial
  Statements.........................       F-15

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Industrial Holdings, Inc.
  Houston, Texas

     We have audited the accompanying consolidated balance sheets of Industrial Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated financial statements give retroactive effect to the mergers of the Company and Blastco Services Company, Inc. ("Blastco") in 1999 and GHX, Incorporated and Subsidiary ("GHX"), Whir Acquisition, Inc., d/b/a/ Ameritech Fastener Manufacturing, Inc. ("Ameritech"), Moores Pump and Supply, Inc. ("Moores") and United Wellhead Services, Inc. ("UWS") in 1998, all of which have been accounted for as a poolings-of-interest as described in Notes 3 and 16 to the consolidated financial statements. We did not audit the financial statements, as of December 31, 1998 or for the year then ended, of AWR Acquisition, L.C. ("AWR"), which is accounted for by use of the equity method. The Company's equity of $1,237,417 in AWR's net assets at December 31, 1998 and of $1,215,560 in AWR's net income for the year then ended are included in the Company's consolidated financial statements. The financial statements of AWR were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for AWR, is based solely on the report of such auditors. We did not audit the consolidated balance sheet of Blastco as of December 31, 1997, or the related consolidated statements of income, shareholders' equity, or cash flows for the year then ended, which statements reflect total assets of $7,980,000 as of December 31, 1997 and total sales of $12,723,000 for the year then ended. We did not audit the balance sheet of Ameritech as of December 31, 1997, or the related statements of income, shareholders' equity, or cash flows for the year then ended, such statements reflect total assets of $610,000 as of December 31, 1997 and total sales of $1,695,000 for the year then ended. We did not audit the consolidated balance sheet of UWS as of December 31, 1997, or the related consolidated statements of operations, stockholders' equity or cash flows for the year then ended, which statements reflect total assets of $4,897,000 as of December 31, 1997 and total revenues of $11,237,000 for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Blastco, Ameritech and UWS for 1997, is based solely on the reports of such other auditors. We did not audit the financial statements of Moores for the year ended April 30, 1997, such statements reflect $13,419,000 of sales for the year then ended. We did not audit the consolidated financial statements of GHX for the year ended June 30, 1997, such statements reflect $21,849,000 of net sales for the year then ended. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Moores and GHX for such periods, is based solely on the reports of such other auditors. As described in Note 3 to the consolidated financial statements, subsequent to the issuance of the reports of the other auditors, the financial statements of Moores and the consolidated financial statements of GHX were restated to conform to the fiscal year of the Company for the years ended December 31, 1998 and 1997.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     The consolidated financial statements of the Company for the years ended December 31, 1996, prior to their restatement for the 1999 and 1998 poolings-of-interests, were audited by other auditors, and their report dated March 5, 1997, expressed an unqualified opinion on those statements. The financial statements of Blastco for the year ended December 31, 1996 were also previously audited by other auditors, and their report dated March 5, 1999 expressed an unqualified opinion on those statements. The consolidated financial statements of UWS for the year ended December 31, 1996 were also previously audited by other auditors, and their report dated February 12, 1998 expressed an unqualified opinion on those statements. The financial statements of Ameritech for the year ended December 31, 1996 were also previously audited by other auditors, and their report dated January 22, 1998 expressed an unqualified opinion on those statements. The consolidated financial statements of GHX for the years ended June 30, 1997 and 1996 were also previously audited by other auditors, and their report dated September 19, 1997 expressed an unqualified opinion on those statements. The financial statements of Moores for the years ended April 30, 1997 and 1996 were also previously audited by other auditors, and their report dated June 17, 1997 expressed an unqualified opinion on those statements. We audited the adjustments described in Note 3 that were applied to restate the 1997 and 1996 financial statements of Moores and the 1997 and 1996 consolidated financial statements of GHX. In our opinion, such adjustments are appropriate and have been properly applied. We audited the combination of the accompanying consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1996, after restatement for the 1999 and 1998 poolings-of-interest. In our opinion, such consolidated statements have been properly combined on the basis described in Notes 3 and 16 to the consolidated financial statements.

DELOITTE & TOUCHE LLP

Houston, Texas
June 18, 1999 (except for Note 9, as
to which the date is August 16, 1999)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Industrial Holdings, Inc.

     In our opinion, the consolidated statements of income, cash flows and shareholders' equity (not presented separately herein) of Industrial Holdings, Inc. and its subsidiaries as they existed prior to the poolings-of-interest transactions described in Notes 3 and 16, present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Houston, Texas
March 5, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
  Moores Pump and Supply, Inc.:

     We have audited the balance sheets of Moores Pump and Supply, Inc. (a Louisiana corporation) as of April 30, 1997, and the related statements of income, retained earnings and cash flows for each of the years in the two year period ended April 30, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free or material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moores Pump and Supply, Inc. as of April 30, 1997, and the results of its operations and its cash flows for each of the years in the two year period ended April 30, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

New Orleans, Louisiana
June 17, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Industrial Holdings, Inc.

     We have audited the accompanying Balance Sheets of WHIR Acquisition, Inc., dba Ameritech Fastener Manufacturing, Inc. (an S Corporation) as of December 31, 1997 and 1996, and the related Statements of Operations, Shareholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WHIR Acquisition, Inc., dba Ameritech Fastener Manufacturing, Inc. as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

WEINSTEIN SPIRA & COMPANY, P.C.

Houston, Texas
January 22, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors of
  UNITED WELLHEAD SERVICES, INC.
  Corpus Christi, Texas

     We have audited the consolidated balance sheets of UNITED WELLHEAD SERVICES, INC. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of results of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of UNITED WELLHEAD SERVICES, INC. and subsidiary at December 31, 1997 and 1996, and the results of their operations and cash flows for each of two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

KARLINS ARNOLD & CORBITT, P.C.
(Successors to Karlins Fuller Arnold & Klodsky, P.C.)

The Woodlands, Texas
February 12, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of GHX, Incorporated and Subsidiary

     We have audited the consolidated balance sheets of GHX, Incorporated and Subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GHX, Incorporated and Subsidiary as of June 30, 1997 and 1996 and the results of its operations and cash flows for each of the years in the two year period ended June 30, 1997 in conformity with generally accepted accounting principles.

SIMONTON, KUTAC & BARNIDGE, LLP

Houston, Texas
September 19, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Blastco Services Company, Inc.

     We have audited the accompanying consolidated balance sheets of Blastco Services Company, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blastco Services Company, Inc. and Subsidiary at December 31, 1997 and 1996, and the results of their operations and cash flows the years then ended in conformity with generally accepted accounting principles.

SIMONTON, KUTAC & BARNIDGE, L.L.P.
Simonton, Kutac & Barnidge, L.L.P.

Houston, Texas
March 5, 1999

                           INDUSTRIAL HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                DECEMBER 31,
                                       -------------------------------
                                            1997            1998
                                       --------------  ---------------
                                         (AS RESTATED, SEE NOTE 16)
               ASSETS
Current assets:
Cash and cash equivalents............  $    1,725,053  $     3,412,411
Accounts receivable -- trade, net....      23,750,341       45,577,133
Cost and estimated earnings in excess
  of billings........................                        5,428,987
Inventories..........................      21,248,314       48,275,927
Employee advances....................         165,913           58,823
Notes receivable, current portion....       1,362,095        4,364,106
Other current assets.................       1,159,195        4,620,337
                                       --------------  ---------------
     Total current assets............      49,410,911      111,737,724
Property and equipment, net..........      29,608,704       58,793,946
Notes receivable, less current
  portion............................       1,981,976        1,783,769
Investment in unconsolidated
  affiliates.........................         594,832          513,284
Other assets.........................       1,491,784        3,365,494
Goodwill and other intangible assets,
  net................................      12,372,887       27,474,438
                                       --------------  ---------------
     Total assets....................  $   95,461,094  $   203,668,655
                                       ==============  ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable........................  $   18,524,875  $    42,486,422
Accounts payable -- trade............      11,458,472       21,628,422
Billings in excess of costs and
  estimated earnings.................                        5,165,760
Accrued expenses and other...........       7,050,594        9,673,640
Current portion of long-term debt....       4,608,848       23,547,890
                                       --------------  ---------------
     Total current liabilities.......      41,642,789      102,502,134
Long-term debt, less current
  portion............................      13,509,635       30,334,166
Deferred compensation payable, less
  current portion....................         241,778          216,021
Deferred income taxes payable........       2,742,450        4,703,534
                                       --------------  ---------------
     Total liabilities...............      58,136,652      137,755,855
                                       --------------  ---------------
Commitments and contingencies -- Note
  10
Shareholders' equity
     Preferred stock $.01 par value,
       7,500,000 shares authorized,
       no shares issued or
       outstanding
     Common stock $.01 par value,
       50,000,000 shares authorized,
       12,018,683 and 14,739,662
       shares issued and outstanding
       for 1997 and 1998,
       respectively..................         120,187          147,396
     Additional paid-in capital......      27,971,690       51,545,271
     Retained earnings...............       9,232,565       15,165,133
     Notes receivable from
       officers -- Note 5............                         (945,000)
                                       --------------  ---------------
          Total shareholders'
             equity..................      37,324,442       65,912,800
                                       --------------  ---------------
          Total liabilities and
             shareholders' equity....  $   95,461,094  $   203,668,655
                                       ==============  ===============


                See notes to consolidated financial statements.

                           INDUSTRIAL HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                   YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1996            1997             1998
                                       --------------  ---------------  ---------------
                                                  (AS RESTATED, SEE NOTE 16)
Sales................................  $   99,405,428  $   151,227,684  $   218,207,712
Cost of sales........................      75,822,438      111,386,682      168,368,694
                                       --------------  ---------------  ---------------
Gross profit.........................      23,582,990       39,841,002       49,839,018
Selling, general and administrative
  expenses...........................      19,263,770       28,836,869       38,310,642
                                       --------------  ---------------  ---------------
Income from operations...............       4,319,220       11,004,133       11,528,376
Earnings (losses) from equity
  investments in unconsolidated
  affiliates.........................                          (60,520)       2,144,131
Other income (expense):
Interest expense.....................      (2,041,414)      (2,749,282)      (5,336,898)
Interest income......................         160,954          160,230          521,771
Other income, net....................         291,648          325,847        1,375,495
                                       --------------  ---------------  ---------------
Total other income (expense).........      (1,588,812)      (2,263,205)      (3,439,632)
                                       --------------  ---------------  ---------------
Income before income taxes...........       2,730,408        8,680,408       10,232,875
Income tax expense...................       1,024,841        3,477,116        4,098,646
                                       --------------  ---------------  ---------------
Net income...........................       1,705,567        5,203,292        6,134,229
Distributions to shareholders........          77,290          130,242           34,297
                                       --------------  ---------------  ---------------
Net income available to common
  shareholders.......................  $    1,628,277  $     5,073,050  $     6,099,932
                                       ==============  ===============  ===============
Basic earnings per share.............  $          .18  $           .44  $           .44
Diluted earnings per share...........  $          .17  $           .41  $           .42
Weighted average number of common
  shares outstanding -- basic........       9,059,882       11,489,254       14,000,324
Weighted average number of common
  shares outstanding -- dilutive.....       9,710,370       12,402,931       14,725,626

                See notes to consolidated financial statements.

                           INDUSTRIAL HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------
                                            1996             1997            1998
                                       ---------------  --------------  --------------
                                                 (AS RESTATED, SEE NOTE 16)
Cash flows from operating activities:
Net income...........................  $     1,705,567  $    5,203,292  $    6,134,229
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
     Depreciation and amortization...        2,205,042       4,036,768       6,118,583
     Equity in (earnings) losses of
       unconsolidated affiliates.....                           60,520      (2,144,131)
     Deferred income tax provision...          455,060         181,307       1,896,019
     Deferred compensation paid......         (109,203)        (43,754)       (174,471)
     Deferred gain on demolition
       contract......................                                       (1,000,000)
     Income tax benefit from stock
       options exercised.............                          163,664          48,572
     Other...........................            7,500
     Changes in assets and
       liabilities, net of effect of
       purchase acquisitions:
          Accounts receivable........         (966,242)     (4,594,890)    (13,169,318)
          Employee advances..........         (109,373)        (33,969)        107,090
          Inventories................       (1,224,022)     (1,551,262)     (4,313,973)
          Notes receivable...........          118,298      (1,672,129)     (2,803,804)
          Other assets...............         (469,761)       (217,803)     (3,135,886)
          Accounts payable and
             accrued expenses........          757,583       1,847,921       7,300,494
                                       ---------------  --------------  --------------
               Net cash provided by
                  (used in) by
                  operating
                  activities.........        2,370,449       3,379,665      (5,136,596)
Cash flows from investing activities:
     Purchase of property and
       equipment.....................       (4,225,273)     (4,959,872)     (6,232,069)
     Proceeds from disposals of
       property and equipment, net...          109,788         673,392         389,790
     Investments in unconsolidated
       affiliates....................                       (1,676,061)       (930,321)
     Net proceeds from sale of
       interest in demolition
       contract......................                                        2,000,000
     Distributions from
       unconsolidated affiliates.....                        1,020,709       2,606,000
     Business acquisitions, net of
       cash acquired.................                       (2,150,662)     (4,474,855)
     Cash obtained in purchase of
       American......................        1,244,666
     Additional consideration paid to
       former shareholders of
       Landreth......................          (29,491)
                                       ---------------  --------------  --------------
               Net cash used in
                  investing
                  activities.........       (2,900,310)     (7,092,494)     (6,641,455)

                See notes to consolidated financial statements.

                           INDUSTRIAL HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                            1996            1997            1998
                                       --------------  --------------  --------------
                                                 (AS RESTATED, SEE NOTE 16)
Cash flows from financing activities:
     Net borrowings under revolving
       line of credit................  $    1,064,603  $    1,772,458  $    9,324,942
     Proceeds from issuance of
       long-term debt................       1,903,603       3,294,349       1,532,218
     Principal payments on notes
       payable and long-term debt....      (5,136,296)     (5,353,368)     (9,277,308)
     Proceeds from issuance of common
       stock.........................       6,248,281       2,136,978      12,914,854
     Notes receivable from
       officers......................                                        (945,000)
     Repurchase of common stock by an
       acquired company..............                        (330,610)        (50,000)
     Distributions to shareholders...         (77,290)       (130,242)        (34,297)
                                       --------------  --------------  --------------
          Net cash provided by
             financing activities....       4,002,901       1,389,565      13,465,409
                                       --------------  --------------  --------------
Net increase (decrease) in cash and
  cash equivalents...................       3,473,040      (2,323,264)      1,687,358
Cash and cash equivalents, beginning
  of year............................         575,277       4,048,317       1,725,053
                                       --------------  --------------  --------------
Cash and cash equivalents, end of
  year...............................  $    4,048,317  $    1,725,053  $    3,412,411
                                       ==============  ==============  ==============
Supplemental disclosure of noncash
  investing and financing activities:
     Conversion of debt to equity....  $    1,619,100  $    3,093,000  $
     Redemption of preferred stock
       with debt.....................                         960,000
     Property acquired with debt.....         934,000       1,133,497         147,300
     Acquisition of businesses:
          Assets acquired............      11,443,214      24,828,899      83,804,034
          Liabilities assumed........      12,687,881      22,678,237      79,329,179

Supplemental disclosures of cash flow
  information:
     Cash paid for:
          Interest...................  $    1,983,077  $    2,722,391  $    4,752,778
          Income taxes...............         227,473       2,029,870       2,494,344

                See notes to consolidated financial statements.

                           INDUSTRIAL HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEAR ENDED DECEMBER 31, 1996, 1997 AND 1998
                           (AS RESTATED, SEE NOTE 16)

                                                                                                                       NOTES
                                          PREFERRED STOCK          COMMON STOCK          ADDITIONAL                  RECEIVABLE
                                       ---------------------  -----------------------     PAID-IN       RETAINED        FROM
                                        SHARES    PAR VALUE     SHARES     PAR VALUE      CAPITAL       EARNINGS      OFFICERS
                                       ---------  ----------  ----------   ----------    ----------    ----------    ----------
Balance, January 1, 1996 (as
  previously reported)...............    202,960  $  960,000   6,756,199    $ 67,563     $8,720,616   $ 2,648,150    $
Pooling of interest combination (Note
  16) as restated....................                          1,711,027      17,110        718,846      (116,912)
Issuance of common stock:
  Private placement..................                            300,000       3,000      1,007,000
  Tender offer to Class A
    warrantholders, net..............                            621,914       6,219      3,562,681
  Exercise of warrants and options...                            373,418       3,734      1,665,647
Conversion of debt to equity.........                            465,000       4,650      1,614,450
Distributions to shareholders........                                                                     (77,290)
Shortfall on sale of stock by former
  PVS shareholders -- Note 10........                                                       (42,639)
Net income...........................                                                                   1,705,567
                                       ---------  ----------  ----------   ----------    -----------  -----------    ----------
Balance, December 31, 1996...........    202,960     960,000  10,227,558     102,276     17,246,601     4,159,515
Insurance of common stock:
  Acquisitions.......................                            728,461       7,285      5,672,683
  Private placement..................                             71,530         715        644,790
  Exercise of warrants and options...                            462,680       4,627      1,486,846
Redemption of preferred stock........   (202,960)   (960,000)
Income tax benefits from stock
  options exercised..................                                                       163,664
Conversion of debt to equity.........                            528,454       5,284      3,087,716
Distributions to shareholders........                                                                    (130,242)
Repurchase of common stock by an
  acquired company...................                                                      (330,610)
Net income...........................                                                                   5,203,292
                                       ---------  ----------  ----------   ----------    -----------  -----------    ----------
Balance, December 31, 1997...........                         12,018,683     120,187     27,971,690     9,232,565
Issuance of common stock:
  Acquisitions.......................                          1,227,854      12,279     10,507,721
  Exercise of warrants and options...                          1,493,125      14,930     12,899,924
Income tax benefits from stock option
  exercised..........................                                                        48,572
Distributions to shareholders........                                                                     (34,297)
Repurchase of common stock by an
  acquired company...................                                                       (50,000)
Reclassification of undistributed
  subchapter S earnings of pooled
  company............................                                                       167,364      (167,364)
Notes receivable.....................                                                                                 (945,000)
Net income...........................                                                                   6,134,229
                                       ---------  ----------  ----------   ----------    -----------  -----------    ----------
Balance, December 31, 1998...........             $           14,739,662    $147,396     $51,545,271  $15,165,133    $(945,000)
                                       =========  ==========  ==========   ==========    ===========  ===========    ==========


                                         TOTAL
                                       ----------
Balance, January 1, 1996 (as
  previously reported)...............  $12,396,329
Pooling of interest combination (Note
  16) as restated....................     619,044
Issuance of common stock:
  Private placement..................   1,010,000
  Tender offer to Class A
    warrantholders, net..............   3,568,900
  Exercise of warrants and options...   1,669,381
Conversion of debt to equity.........   1,619,100
Distributions to shareholders........     (77,290)
Shortfall on sale of stock by former
  PVS shareholders -- Note 10........     (42,639)
Net income...........................   1,705,567
                                       ----------
Balance, December 31, 1996...........  22,468,392
Insurance of common stock:
  Acquisitions.......................   5,679,968
  Private placement..................     645,505
  Exercise of warrants and options...   1,491,473
Redemption of preferred stock........    (960,000)
Income tax benefits from stock
  options exercised..................     163,664
Conversion of debt to equity.........   3,093,000
Distributions to shareholders........    (130,242)
Repurchase of common stock by an
  acquired company...................    (330,610)
Net income...........................   5,203,292
                                       ----------
Balance, December 31, 1997...........  37,324,442
Issuance of common stock:
  Acquisitions.......................  10,520,000
  Exercise of warrants and options...  12,914,854
Income tax benefits from stock option
  exercised..........................      48,572
Distributions to shareholders........     (34,297)
Repurchase of common stock by an
  acquired company...................     (50,000)
Reclassification of undistributed
  subchapter S earnings of pooled
  company............................
Notes receivable.....................    (945,000)
Net income...........................   6,134,229
                                      -----------
Balance, December 31, 1998........... $65,912,800
                                      ===========

                See notes to consolidated financial statements.

                           INDUSTRIAL HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:

     The consolidated financial statements, as presented, give retroactive effect to the acquisitions accounted for as poolings-of-interest (see Notes 3 and 16). Industrial Holdings, Inc., incorporated in August 1989, operates in four business segments.

      (i) FASTENER MANUFACTURING AND DISTRIBUTION which manufactures industrial metal fasteners and metal components for sale primarily to manufacturers in the home furnishings and automotive industries and which manufactures and distributes industrial metal fasteners and fabricates and distributes gasket, hose, fittings and other products primarily to the petrochemical and chemical refining and oil and gas industries;

      (ii) HEAVY FABRICATION which manufactures and distributes medium and thick-walled pressure vessels, gas turbine casings, heat exchangers and other large machine weldments primarily to customers in the electric power, marine, petrochemical and medical equipment industries;

     (iii) VALVE MANUFACTURING AND REPAIR which remanufactures and sells pumps, gas measurement equipment and high pressure valves, including pipelines valves, blow out preventers, manifold valves and wellhead valves, and distributes other products primarily to the petrochemical, chemical and petroleum refining industries, the pipeline transportation and storage industries and energy industries and provides plant demolition and site abatement services; and

      (iv) MACHINE SALES AND SERVICE which sells new and used machine tools and provides export crating services.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Industrial Holdings, Inc. and its wholly-owned subsidiaries (the "Company"). Investments in unconsolidated affiliates with ownership interests of 50% or less and which the Company does not control are accounted for using the equity method. Significant intercompany balances and transactions have been eliminated in consolidation.

  REVENUE RECOGNITION

     For the majority of its operations, the Company recognizes revenues upon shipment of its product or upon completion of services it renders. Revenues and profits on long-term contracts are recognized using the percentage-of-completion method. The percentage-of-completion is determined by relating costs or labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. Revisions of estimates are reflected in the year in which the facts necessitating the revisions become known. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following reflects the amounts relating to uncompleted construction contracts at December 31, 1998:


Costs incurred on uncompleted
  contracts..........................  $   16,781,741
Estimated earnings...................       3,010,509
                                       --------------
                                           19,792,250
Less: Billings to date...............      19,529,023
                                       --------------
                                       $      263,227
                                       ==============
Included in the accompanying
  consolidated balance sheet under
  the following captions:
Costs and estimated earnings in
  excess of billings.................  $    5,428,987
Billings in excess of costs and
  estimated earnings.................      (5,165,760)
                                       --------------
                                       $      263,227
                                       ==============

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Earnings are charged with a provision for doubtful accounts based on a current review of the collectibility of the accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts. The allowance for doubtful accounts was $606,874 and $256,159 at December 31, 1998 and 1997, respectively.

  CREDIT RISK

     The Company extends credit to its customers in the normal course of business and generally does not require collateral or other security. The Company performs ongoing credit evaluations of its customers' financial condition and historically has not incurred significant credit losses.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of primarily cash, trade accounts and notes receivable, accounts and notes payable, and debt instruments. The book value of cash, trade accounts receivables and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. It is not practicable to estimate the fair values of the related party amounts (see Note 10) due to the nature of the instruments. The fair values of the Company's debt instruments (see Notes 8 and 9) are representative of their carrying values based upon (i) variable rate terms or
(ii) management's opinion that the existing rates are equivalent to the current rates offered to the Company for fixed-rate long-term debt with the same maturities and security structure. The fair value of notes receivable approximates their carrying value and are estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost includes, where applicable, manufacturing labor and overhead. The first-in, first-out method ("FIFO") is used to determine the cost of substantially all of the inventories except for certain valve inventories for which the specific identification method is used to determine the cost.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (3 to 15 years for furniture and fixtures,

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


machinery and equipment and leasehold improvements and 35 years for buildings). Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

  LONG-LIVED ASSETS

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the purchase price over the fair market value of net tangible assets acquired. At December 31, 1997 and 1998, goodwill was $12,292,036 and $29,887,463 net of accumulated amortization of $1,369,835 and $2,458,839, respectively. Other intangible assets consist primarily of loan origination fees. Goodwill and other intangible assets are amortized over 5 to 30 years. Amortization expense was $287,937, $628,073, $1,134,577 and for the years ended December 31, 1996, 1997 and 1998, respectively.

  INCOME TAXES

     The Company utilizes the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  EARNINGS PER SHARE

     Basic earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding plus dilutive potential common shares.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                            1996            1997            1998
                                       --------------  --------------  --------------
EARNINGS FOR BASIC AND DILUTED
  COMPUTATION
     Net income......................  $    1,705,567  $    5,203,292  $    6,134,229
     Distributions to shareholders...         (77,290)       (130,242)        (34,297)
                                       --------------  --------------  --------------
     Net income available to common
       shareholders -- basic.........       1,628,277       5,073,050       6,099,932
     Interest on convertible debt
       securities, net of tax........        --              --                87,656
                                       --------------  --------------  --------------
     Net income available to common
       shareholders -- diluted.......  $    1,628,277  $    5,073,050  $    6,187,588
                                       ==============  ==============  ==============
BASIC EARNINGS PER SHARE
     Weighted average number of
       common shares outstanding.....       9,059,882      11,489,254      14,000,324
                                       ==============  ==============  ==============
     Basic earnings per share........  $          .18  $          .44  $          .44
                                       ==============  ==============  ==============
DILUTED EARNINGS PER SHARE
     Weighted average number of
       common shares outstanding.....       9,059,882      11,489,254      14,000,324
     Shares issuable from assumed
       conversion of common share
       options, warrants granted and
       debt conversion...............         650,488         913,677         725,302
                                       --------------  --------------  --------------
     Weighted average number of
       common shares outstanding, as
       adjusted......................       9,710,370      12,402,931      14,725,626
                                       ==============  ==============  ==============
     Diluted earnings per share......  $          .17  $          .41  $          .42
                                       ==============  ==============  ==============

     There were 882,250 options in 1998 that were not included in the computation of diluted earnings per share because the inclusion would have been anti-dilutive.

  CASH EQUIVALENTS

     For purposes of the consolidated statement of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less at the date of purchase. Changes in assets and liabilities are presented net of the effect of the business acquisitions accounted for under the purchase method.

  ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates made in connection with these financial statements are reasonable.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior-year amounts to conform to the current-year presentation.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Standard No. 133. This statement amends Statement No. 133 which establishes accounting and reporting standards for derivative instrument embedded in other contracts. This statement is effective for all fiscal years beginning after June 15, 2000. The Company is currently evaluating what impact adoption of this statement will have on our consolidated financial statements.

     In June 1997 the FASB issued SFAS No. 130, Reporting Comprehensive Income. The statement was effective for fiscal years beginning after December 15, 1997 and required retroactive presentation of comprehensive income for all periods presented. For each of the years in the three years ended December 31, 1998, the Company had no transactions which would have given rise to comprehensive income.

3.  BUSINESS ACQUISITIONS:

     In March 1998, the Company acquired WHIR Acquisition, Inc., doing business as Ameritech Fastener Manufacturing, Inc. ("Ameritech") and GHX, Incorporated ("GHX"). In April 1998, the Company acquired Moores Pump and Supply, Inc. ("Moores") and in July 1998, the Company acquired United Wellhead Services, Inc. ("UWS") in transactions accounted for as poolings-of-interest (the "Poolings"). In the Poolings the outstanding capital stock of Ameritech, GHX, Moores and UWS (together, the "Pooled Companies") was exchanged for 3,665,036 shares of the Company's common stock.

     For purposes of restating the Company's consolidated financial statements to give retroactive effect to the Poolings, the consolidated financial statements of the Company as of December 31, 1997 and 1996 and for the two-year period ended December 31, 1997 were combined with (i) the financial statements of Ameritech as of December 31, 1997 and 1996 and for the two year period ended December 31, 1997, (ii) the financial statements of Moores as of December 31, 1997 and 1996 and for the two-year period ended December 31, 1997, and (iii) the consolidated financial statements of UWS, GHX and Moores as of December 31, 1997 and 1996 and for the two-year period ended December 31, 1997. The consolidated financial statements of GHX as of June 30, 1997 and for the two-year period then ended and the financial statements of Moores as of April 30, 1997 and for the two-year period then ended have been restated to conform to the fiscal year of the Company. The Company's consolidated financial statements as of December 31, 1997 and 1996 and for the two-year period ended December 31, 1997 include all necessary adjustments to conform the fiscal periods of the Pooled Companies as previously presented to that of the Company.

     In January 1998, the Company acquired R.J. Machine Co., Inc. ("RJ"), in February 1998, the Company acquired Philform, Inc. ("Philform"), in July 1998, the Company acquired Beaird Industries, Inc. ("Beaird"), in August 1998, the Company acquired the assets and assumed certain liabilities of Ideal Products ("Ideal"), in August 1998, the Company acquired A&B Bolt and Supply, Inc. ("A&B") and in September 1998, the Company acquired the assets of Erie Manufacturing. The aggregate purchase price of these acquisitions were $58.7 million cash and assumed liabilities plus 1,227,854 shares of common stock valued at $10.5 million. The aggregate excess of cost over fair value of net assets acquired was $16.2 million. The final purchase price allocation of Beaird, Ideal and A&B are subject to certain adjustments relating to the appraised value of assets, final purchase price adjustments and to certain other accruals. The results of operations of the acquired businesses have been included in the consolidated financial statements from the respective acquisition dates.

     In February 1997, the Company acquired LSS-Lone Star-Houston, Inc. ("Lone Star"), in March 1997, the Company acquired Manifold Valve Services, Inc. ("MVS"), in May 1997, the Company acquired the assets and assumed certain liabilities of SRG Texas, Inc. and SRG Products Corporation (collectively,

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


"SRG" or "GHX-Deer Park"), in August 1997, the Company acquired the assets and assumed certain liabilities of Rogers Equipment ("Rogers") and in November 1997, the Company acquired WALKER Bolt Manufacturing ("WALKER"). The aggregate purchase price of the acquisitions was $18.9 million cash and assumed liabilities plus 728,461 shares of common stock valued at $5,680,000. The aggregate excess of cost over the fair value of net assets acquired was $7.4 million. In November 1996, the Company acquired American Rivet Company, Inc. ("American") for $11.4 cash and assumed liabilities. The aggregate excess of cost over the fair value of net assets acquired in connection with the American acquisition was $3.7 million. These acquisitions have been accounted for by the purchase method of accounting and, accordingly assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The results of operations of the acquired businesses have been included in the consolidated financial statements from the respective acquisition dates.

     On a pro forma unaudited basis, as if the 1997 and 1998 acquisitions as described above which were accounted for under the purchase method of accounting had occurred as of January 1, 1997, sales, net income and basic and diluted earnings per share would have been approximately $275,598,000, $10,383,000 $.80 and $.76 for 1997 and approximately $274,870,000, $6,463,000, $.44 and $.43 for
1998. On a pro forma unaudited basis, as if the 1996 and 1997 acquisitions had occurred as of January 1, 1996, sales, net income and basic and diluted earnings per share would have been approximately $134,216,000, $2,589,000, $.26 and $.24 for 1996 and approximately $159,033,000, $5,671,000, $.49 and $.45 for 1997. The
pro forma financial information does not purport to be indicative either of results of operations that would have occurred had the purchases been made at January 1, 1997 or 1996 or future results of operations of the combined companies.

4.  INVENTORIES:

Inventories at December 31 consist of:

                                            1997            1998
                                       --------------  --------------
Raw materials........................  $    3,197,946  $   12,451,960
Finished goods.......................      14,225,648      25,373,644
Other................................       3,824,720      10,450,323
                                       --------------  --------------
                                       $   21,248,314  $   48,275,927
                                       ==============  ==============

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  NOTES RECEIVABLE:

Notes receivable at December 31 consist of the following:

                                            1997            1998
                                       --------------  --------------
Note receivable from affiliate with
  interest at 8.5% due on demand,
  unsecured..........................  $      304,465  $    2,609,139
Notes receivable from former
  shareholders of acquired companies
  due through 2001 with interest up
  to 8.5%............................       1,108,632       1,312,287
Mortgage note receivable with
  interest at 9.53% due in monthly
  installments of $15,166 through
  February 2007 secured by land and
  building...........................       1,109,838       1,030,120
Notes receivable from employees with
  interest up to 6.1% due June 1999,
  unsecured..........................         431,716         210,865
Note receivable from Belleli with
  interest at 8.5% due in 1999 and
  secured by accounts receivable.....                         400,000
Other notes receivable...............         389,420         585,464
                                       --------------  --------------
                                            3,344,071       6,147,875
Less current portion.................       1,362,095       4,364,106
                                       --------------  --------------
                                       $    1,981,976  $    1,783,769
                                       ==============  ==============


     At December 31, 1998, the Company had notes receivable from officers of $945,000. Notes totaling $695,000 and bearing interest of 5.7% are due in 1999. One note in the amount of $250,000 at 6.1% is due in 2003.

6.  PROPERTY AND EQUIPMENT

Property and equipment at December 31 consist of:


                                            1997            1998
                                       --------------  --------------
Land.................................  $    1,762,990  $    3,136,476
Buildings and improvements...........       5,700,313      13,516,620
Machinery and equipment..............      30,217,822      53,005,103
Furniture and fixtures...............       2,393,213       2,811,501
Construction in progress.............                         858,201
                                       --------------  --------------
                                           40,074,338      73,327,901
Less -- accumulated depreciation and
  amortization.......................     (10,465,634)    (14,533,955)
                                       --------------  --------------
                                       $   29,608,704  $   58,793,946
                                       ==============  ==============


     Depreciation expense was $1,917,105, $3,408,695 and $4,984,006 for 1996,
1997 and 1998, respectively.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  INVESTMENTS IN UNCONSOLIDATED AFFILIATES:

     Investments in unconsolidated affiliates consist of a 33 1/3% interest in AWR Acquisition, L.C. ("AWR"), a 49% interest in O.F. Acquisition, L.P., and a 30% interest in Midland Recycle, LLC ("Midland") and were $594,832 and $513,284 at December 31, 1997 and 1998, respectively (see Note 10). The Company's investment in AWR and Midland was acquired in connection with the Blastco acquisition (see Note 16).

     The combined results of operations and financial position of the Company's unconsolidated affiliates are summarized below:

     Condensed Income Statement Information for the years ended December 31:


                                               1997            1998
                                          --------------  --------------
Sales...................................  $    1,418,000  $   29,329,000
Gross profit............................         766,000       8,910,000
Net income..............................        (433,000)      4,814,000


     Condensed Balance Sheet Information at December 31:

                                               1997            1998
                                          --------------  --------------
Current assets..........................  $    9,772,000  $   15,460,000
Non-current assets......................       2,357,000      10,590,000
Current liabilities.....................       6,331,000      10,765,000
Non-current liabilities.................       3,147,000       5,194,000


8.  NOTES PAYABLE:

Notes payable at December 31 consist of the following:


                                            1997            1998
                                       --------------  --------------
Revolving lines of credit with banks
  which provide for borrowings up to
  the lesser of a defined borrowing
  base or $45,750,000, $1,241,468
  available at December 31, 1998,
  principal due June 30, 2000,
  interest payable monthly at prime
  (7.75% at December 31, 1998) or the
  Eurodollar rate plus 2 1/2% (7.56%
  at December 31, 1998), secured by
  substantially all assets of the
  Company............................  $   17,022,562  $   42,086,422
Note payable to a bank maturing in
  1999 with interest at prime (7.75%
  at December 31, 1998), secured by
  certain accounts receivable........                         400,000
Other notes payable paid in 1998.....       1,502,313
                                       --------------  --------------
                                       $   18,524,875  $   42,486,422
                                       ==============  ==============


     On June 17, 1999, the Company amended its existing $45 million credit facility to provide for a $55 million line of credit. Advances under the revolving line of credit bear interest, at the Company's option, at either (i) the prime rate in effect at the time of the advance or (ii) an adjusted Eurodollar rate plus an amount ranging from 2 1/4% to 3% based upon the ratio of senior debt to EBITDA. Substantially all covenants and conditions remain unchanged. The revolving line of credit matures on June 16, 2001.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  LONG-TERM DEBT:

Long-term debt at December 31 consists of the following:


                                            1997            1998
                                       --------------  --------------
Notes payable to banks with monthly
  principal payments of $222,494 plus
  interest at prime (7.75% at
  December 31, 1998), maturing
  through 2005, secured by certain
  assets of the Company..............  $    1,263,804  $   14,099,052
Note payable to a financial
  institution with interest at Libor
  + 5% (10.6% at December 31, 1998)
  maturing November 1999,
  unsecured..........................                      15,000,000
Notes payable to a financial
  institution with monthly principal
  payments of $215,298 plus interest
  at libor + 2.5% (8.06% at December
  31, 1998), maturing December 2003
  and October 2004, secured by
  certain equipment..................       7,888,889      12,038,888
Convertible debenture payable to
  former shareholder of Beaird in
  three annual installments of
  $1,770,833 plus interest at 4%
  through June 2001, unsecured, with
  principal and interest convertible
  to the Company's common stock at
  $12.75 per share...................                       5,312,500
Various notes payable in monthly
  installments, including interest
  ranging from 7.65% to 10%, maturing
  2004 through 2010, secured by real
  estate.............................       1,369,616       3,224,989
Various notes payable to individuals,
  payable in monthly installments
  including interest ranging from 5%
  to 8%, maturing June 1998 through
  February 2007, unsecured...........       1,770,898       1,695,898
Various notes payable in monthly
  installments through 2003,
  including interest ranging from 6%
  to 16%, secured by equipment.......       5,812,776       2,510,729
Other notes..........................          12,500        --
                                       --------------  --------------
                                           18,118,483      53,882,056
Less -- current portion..............       4,608,848      23,547,890
                                       --------------  --------------
                                       $   13,509,635  $   30,334,166
                                       ==============  ==============


     The aggregate maturities of long-term debt at December 31, 1998 are as follows:


     1999............................  $   23,547,890
     2000............................       8,579,964
     2001............................       7,554,112
     2002............................       4,426,892
     2003............................       6,166,689
     Thereafter......................       3,606,509
                                       --------------
                                       $   53,882,056
                                       ==============

     Certain of the Company's debt arrangements as discussed above and in Note 8 contain requirements as to the maintenance of minimum levels of working capital and net worth, minimum rates of debt to cash flow, cash flow to certain fixed charges, liabilities to tangible net worth and capital expenditures. At December 31, 1998, March 31, 1999, and June 30, 1999, the Company was not in compliance with several of these covenants. Subsequently, the Company has received waivers on compliance with these covenants from the applicable lending institutions. As of December 31, 1998 and March 31, 1999, the Company was not in compliance with certain non-financial covenants related to the Company's ability to provide financial

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


support to Belleli Energy S.r.l. ("Belleli") (see Note 10). In the second quarter of 1999, the Company obtained waivers for this noncompliance from its lenders.

10.  COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS:

     The Company has entered into noncancellable operating leases with related parties for buildings and other third parties for buildings and equipment expiring in various years through 2007. Rent payments to the related parties were $478,800 for 1996, $528,800 for 1997 and $183,000 for 1998. Aggregate rent expense on all operating leases amounted to $1,710,039, $1,843,267 and $2,827,226 for the years 1996, 1997 and 1998, respectively. Future minimum lease payments at December 31, 1998 are as follows:


     1999............................  $  2,090,001
     2000............................     1,839,786
     2001............................     1,353,886
     2002............................     1,048,745
     2003............................       561,238
     Thereafter......................     1,335,955
                                       ------------
                                       $  8,229,611
                                       ============


     Lease commitments to related parties are approximately $188,000, $116,000, $96,000 for 1999, 2000, 2001, respectively, and $56,800 for 2002 and 2003. The
Company has an option to renew one building lease for an additional five years.

     During 1998, the Company sold an interest in a demolition contract to AWR, an equity investee, for $2,000,000, net of associated expenses. This income is being recognized over the two-year estimated life of the demolition contract. Included in the accompanying consolidated balance sheet at December 31, 1998 under the caption Investment in Unconsolidated Affiliates is $1,000,000 in unamortized contract value. The Company has recognized $1,000,000 related to this contract for the year ended December 31, 1998, which is included in the accompanying consolidated statement of income under the caption Other Income.

     During 1998, the Company recorded $1,035,000 in staffing fee revenues from an affiliate in which it holds an equity interest. Included in other current assets on the accompanying consolidated balance sheet at December 31, 1998 is approximately $20,000 receivable from this entity.

     In connection with its 1998 acquisition of GHX, an officer of the Company, who was a minority shareholder of GHX, received 24,345 shares of the Company's common stock.

     In 1998, we paid St. James Capital Corp. ("St. James Capital"), $1 million in advisory fees in connection with acquisitions of various companies. In addition, St. James Capital, through an affiliate, owns a 51% interest in OF Acquisition. Mr. John Thompson, a director of the Company since February 1997, is also a director and President of St. James Capital. In the second quarter of 1999, we realized proceeds of $2.6 million from the issuance of 349,580 shares of our common stock to St. James Capital. The shares were valued at $7.44 per share based upon the closing market price for our stock immediately preceding the consummation of the sale.

     In connection with the 1997 purchase of Lone Star, the Company issued a note payable to the former shareholder and president of Lone Star with quarterly principal and interest payments of $30,575, maturing in January 2002 (see Note
9).

     During 1996, the Company and a partnership providing a portion of the financing for the American acquisition, entered into a consulting agreement whereby the Company provided consulting services to the partnership relating to the acquisition and operations of one of the partnership's investee companies. Fees for these consulting services were $100,000 and are included in other income, net in 1996.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1998, the Company entered into an option agreement which grants the Company the right to purchase approximately 96% of Belleli through 2002. Belleli is an Italian company that manufactures thick-walled pressure vessels and heat exchangers, as well as designs, engineers, constructs and erects components for desalination, electric power and petrochemical plants. The Company's chief executive officer and chief financial officer are also directors of Belleli. The option agreement calls for payments totaling approximately $600,000 in 1999, $700,000 in 2000, $800,000 in 2001 and $400,000 in 2002. During the second quarter of 1999, the option agreement was amended to include an additional option payment of $3 million, of which $2.6 million was funded by a private placement of the Company's common stock with St. James Capital Corp. and the remainder from the conversion of a $400,000 note receivable from Belleli (see
Note 5). Additionally, under the option agreement, the Company is to provide certain financing to Belleli. At December 31, 1998 the Company had provided to customers and suppliers third-party performance guarantees of $5.2 million and letters of credit of $520,000, all of which had expired subsequent to year end. The Company is exposed to credit loss in the event of nonperformance by Belleli under these arrangements; however, it does not anticipate nonperformance by Belleli. The Company currently anticipates that Belleli may need up to $20 million in financial support from the Company through the end of 1999. To date, the Company has been able to provide this financial support through bonding arrangements with its bank and performance guarantees; however, there can be no assurance that such sources will continue to be available to the extent necessary to provide adequate support to Belleli, which would require the Company to pursue other sources of financing on terms that may be less desirable or advantageous than its current arrangements.

     In connection with the 1992 purchase of Landreth Engineering Company ("Landreth"), former Landreth shareholders were entitled to additional consideration based upon the level of Landreth's pretax profits through 1997, not to exceed $500,000 in the aggregate. For 1996, the Company paid these shareholders $29,491 as additional consideration. No amounts were payable under this agreement for 1997 and no further obligation exists.

     In connection with the 1992 purchase of Pipeline Valve Specialty Company, Inc. ("PVS"), the former PVS shareholders agreed not to sell their shares except in accordance with an agreement with the Company. The Company was obligated to pay two of the former PVS shareholders the difference between $5 per share and the proceeds they received upon sale of their common stock. These obligations were satisfied in 1996.

     At December 31, 1998, the Company had $2,422,000 in letters of credit outstanding. Additionally, the Company had guaranteed borrowings totaling $1.98 million of certain companies in which it holds equity interests (see Note 7).

     The Company is involved in litigation arising in the ordinary course of its business. In the opinion of management, the ultimate liabilities, if any, as a result of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations or cash flows.

11.  INCOME TAXES:

     The provision for income taxes for the years ended December 31 is as follows:


                                           1996          1997          1998
                                       ------------  ------------  ------------
Current
     Federal.........................  $    428,816  $  2,948,112  $  1,691,627
     State...........................       140,965       347,697       511,000
                                       ------------  ------------  ------------
                                            569,781     3,295,809     2,202,627
Deferred, primarily federal..........       455,060       181,307     1,896,019
                                       ------------  ------------  ------------
Income tax expense...................  $  1,024,841  $  3,477,116  $  4,098,646
                                       ============  ============  ============

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company and its subsidiaries file a consolidated federal income tax return. At December 31, 1998, the Company has net operating loss (NOL) carryforwards of approximately $1.5 million for income tax purposes which expire in 2007 and 2009. These losses may presently be offset against the future income of the applicable subsidiary only. Of the carryforward amount, $312,000 may be used at any time prior to its expiration. The remaining net operating loss carryforwards are subject to annual limitations.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes, primarily resulting from the acquisitions of the Company's subsidiaries. During 1996 the Company reduced the deferred tax asset valuation allowance by approximately $239,000 to reflect $101,000 in deferred tax assets used and to recognize deferred tax assets of $138,000. The recognized deferred tax assets are based upon expected utilization of net operating loss carryforwards of its subsidiaries. The Rex Group, Inc. ("REX") and United Wellhead Services, Inc., and reversal of certain temporary differences. The Company has assessed its past earnings history and trends and that of its subsidiaries, as well as expected revenues, cost reductions and expiration dates of carryforwards and has determined that it is more likely than not these deferred tax assets will be realized.

     The major components of deferred income tax assets and liabilities at December 31 are as follows:


                                            1997            1998
                                       --------------  --------------
Deferred income tax liabilities:
     Depreciation....................  $   (3,563,383) $   (5,183,845)
     Other...........................      (1,044,132)     (1,281,118)
                                       --------------  --------------
               Total deferred income
                  tax liabilities....      (4,607,515)     (6,464,963)
                                       --------------  --------------
Deferred income tax assets:
     Net operating loss
       carryforwards.................         530,537         499,882
     Inventory.......................         522,736         436,144
     Other...........................         876,613         884,683
                                       --------------  --------------
               Total deferred income
                  tax assets.........       1,929,886       1,820,709
Deferred income tax valuation
  allowance..........................         (64,821)        (59,280)
                                       --------------  --------------
Deferred income tax liability, net...  $   (2,742,450) $   (4,703,534)
                                       ==============  ==============


     A reconciliation of income tax expense computed at statutory rates to income tax expense for the years ended December 31 is as follows:


                                           1996          1997          1998
                                       ------------  ------------  ------------
Tax at statutory rate................  $    928,338  $  2,951,338  $  3,479,177
Effect of permanent difference.......       133,354       295,315       377,905
Reduction in deferred tax asset
  valuation allowance................      (238,873)                     (5,541)
Tax effect of Subchapter S
  corporation net income.............       (23,754)      (77,438)       (1,966)
Other................................       129,504        78,421       (88,189)
State income taxes, net of federal
  benefit............................        96,272       229,480       337,260
                                       ------------  ------------  ------------
                                       $  1,024,841  $  3,477,116  $  4,098,646
                                       ============  ============  ============


12.  SHAREHOLDERS' EQUITY:

  COMMON STOCK

     Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

  DISTRIBUTION TO SHAREHOLDERS

     Distributions to shareholders consist of distributions to Subchapter S corporation shareholders prior to the acquisition of the Subchapter S corporation by the Company as well as 1997 and 1996 dividends earned by holders of preferred stock of acquired companies prior to acquisition by the Company.

  WARRANTS TO ACQUIRE COMMON STOCK

     In 1998, the Company completed an offer to the holders of Class B warrants to exchange each Class B warrant and $10.00 cash for one share of common stock, one Class C warrant and one Class D warrant. The Company received net proceeds of $10.9 million after deducting approximately $0.1 million of related expenses.

     The following table sets forth the outstanding warrants to acquire 3,506,863 shares of common stock as of December 31, 1998:


                                          NUMBER OF
                                        COMMON SHARES
                                        --------------
Class B redeemable warrants to
  acquire common stock at $10.00 per
  share issued in connection with
  initial public offering and with
  tender offer to Class B
  warrantholders currently
  exercisable, expiring on January
  14, 2000, redeemable upon 30 days
  notice.............................        149,375
Class C redeemable warrants to
  acquire common stock at $15.00 per
  share issued in connection with
  tender offer to Class B
  warrantholders, currently
  exercisable, expiring on January
  14, 2000, redeemable if closing bid
  price of common stock equals or
  exceeds $20.00 for 20 consecutive
  days...............................      1,724,603
Class D redeemable warrants to
  acquire common stock at $22.50 per
  share issued in connection with
  tender offer to Class B
  warrantholders, currently
  exercisable, expiring on January
  14, 2000, redeemable if closing bid
  price of common stock equals or
  exceeds $25.00 for 20 consecutive
  days...............................      1,102,689
Warrant to acquire common stock at
  $3.27 per share issued in
  connection with private financing,
  currently exercisable, expiring on
  December 8, 2000...................        117,909
Warrant to acquire common stock at
  $7.00 per share issued in
  connection with acquisition
  financing, currently exercisable,
  expiring on November 18, 2001......        382,287
Warrant to acquire common stock at
  $10.00 per share, currently
  exercisable, expiring on June 18,
  2007...............................         30,000


EMPLOYEE STOCK OPTION PLAN

     At December 31, 1998, the Company has a stock-based compensation plan under which shares or options can be granted to employees. The Company measures compensation cost for this plan using the intrinsic value method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Given the terms of the plan, no compensation cost has been recognized for stock options granted under the plan.

     Under the 1998 Incentive Stock Plan ("Plan"), the Company may grant incentive or nonqualified options to key employees. As of December 31, 1998, there were 2.3 million shares of common stock reserved for issuance under the Employee Plan. The option price per share is generally the fair market value on the date the option is granted and each option is exercisable into one share of common stock. The options

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


under the Employee Plan are exercisable immediately to five years after the grant date in accordance with the vesting provisions of the individual agreements set forth at the time of the award. All options expire ten years from the date of the grant.

     The following table summarizes information about employee stock options outstanding at December 31:

                                               1998                    1997                   1996
                                       --------------------    --------------------    -------------------
                                                   WEIGHTED                WEIGHTED               WEIGHTED
                                                   AVERAGE                 AVERAGE                AVERAGE
                                                   EXERCISE                EXERCISE               EXERCISE
            FIXED OPTIONS               SHARES      PRICE       SHARES      PRICE      SHARES      PRICE
-------------------------------------  ---------   --------    --------    --------    -------    --------
Outstanding at beginning of the
  year...............................    522,750    $ 6.68      438,000     $ 4.09     253,000     $ 2.97
Granted..............................    822,000    $11.87      208,750     $ 9.87     233,000     $ 5.09
Exercised............................   (156,800)   $ 4.42     (124,000)    $ 2.90     (45,000)    $ 3.00
Forfeited............................     (8,250)   $ 9.82                              (3,000)    $ 3.13
                                       ---------   --------    --------    --------    -------    --------
Outstanding at end of year...........  1,179,700    $10.57      522,750     $ 6.68     438,000     $ 4.09
                                       ---------   --------    --------    --------    -------    --------
Options exercisable at end of year...    455,077    $ 8.79      293,250     $ 5.34     296,000     $ 3.33
Weighted-average fair value of
  options granted during the year at
  market price.......................    186,500    $ 3.70      208,750     $ 2.92      83,000     $ 1.64
Weighted-average fair value of
  options granted during the year
  where exercise price is greater
  than market price at grant date....    631,000    $ 5.99                             150,000     $ 2.22

DIRECTORS' STOCK OPTION PLAN

     The Company has a stock option plan for Non-Employee Directors (the "Director Plan"). At December 31, 1998, there were 150,000 shares of common stock reserved for issuance under the Director Plan. Pursuant to the terms of the plan, each non-employee director is entitled to receive options to purchase common stock of the Company upon initial appointment to the Board (initial grants) and annually thereafter. Grants vest over nine months and are exercisable until the tenth anniversary of the date of grant. Grants have an exercise price equal to the fair market value of the Company's stock on the date of grant.

     The following table summarizes information about directors stock options outstanding at December 31:

                                                1998                     1997                     1996
                                       ----------------------   ----------------------   ----------------------
                                                    WEIGHTED                 WEIGHTED                 WEIGHTED
                                                     AVERAGE                  AVERAGE                  AVERAGE
                                                    EXERCISE                 EXERCISE                 EXERCISE
            FIXED OPTIONS                SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
-------------------------------------  ----------   ---------   ----------   ---------   ----------   ---------
Outstanding at beginning of the
  year...............................      60,000    $  6.78        80,000    $  2.90        60,000    $  2.38
Granted..............................      25,000    $ 12.50        25,000    $ 11.60        25,000    $  4.06
Exercised............................     (10,000)   $  2.38       (45,000)   $  2.56        (5,000)   $  2.38
                                       ----------   ---------   ----------   ---------   ----------   ---------
Outstanding at end of year...........      75,000    $  9.20        60,000    $  6.78        80,000    $  2.90
                                       ----------   ---------   ----------   ---------   ----------   ---------
Options exercisable at end of year...      75,000    $  9.20        60,000    $  6.78        80,000    $  2.90
                                       ----------   ---------   ----------   ---------   ----------   ---------
Weighted-average fair value of
  options granted during the year at
  market price.......................                               25,000    $  3.25        25,000    $  1.19
Weighted-average fair value of
  options granted during the year
  where exercise price is greater
  than market price at grant date....      25,000    $  5.07

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1998.

                                                               WEIGHTED
                                                               AVERAGE         WEIGHTED                             WEIGHTED
                                             NUMBER           REMAINING        AVERAGE            NUMBER            AVERAGE
              RANGE OF                   OUTSTANDING AT      CONTRACTUAL       EXERCISE       EXERCISABLE AT        EXERCISE
           EXERCISE PRICES              DECEMBER 31, 1998        LIFE           PRICE        DECEMBER 31, 1998       PRICE
-------------------------------------   -----------------    ------------    ------------    -----------------    ------------
$2.38................................          5,000              5.8           $ 2.38              5,000            $ 2.38
$4.00 - $5.00........................        180,000              6.8           $ 4.77            180,000            $ 4.77
$9.00 - $10.50.......................        389,200              8.6           $ 9.74            174,077            $ 9.81
$11.38 - $12.50......................        651,000              8.8           $12.46            171,000            $12.34
$13.75...............................         25,000              9.6           $13.75

     The Company's reported net income and earnings per share would have been reduced had compensation cost for the Company's stock-based compensation plans been determined using the fair value method of accounting as set forth in SFAS No. 123 "Accounting for Stock-Based Compensation." For purposes of estimating the fair value disclosures below, the fair value of each stock option has been estimated on the grant date with a Black-Scholes option-pricing model using the following weighted-average assumptions: dividend yield of 0%; expected volatility range of .445% to .460%, a risk-free interest rate of 5.75%; and expected lives of 3 to 6 years for stock options granted. The effects of using the fair value method of accounting on net income and earnings per share are indicated in the pro forma amounts below:

                                                                  1996          1997          1998
                                                              ------------  ------------  ------------
Net income...........................  As reported            $  1,705,567  $  5,203,292  $  6,134,229
                                       Pro forma              $  1,478,998  $  4,785,377  $  4,641,237
Earnings per share:
     Basic...........................  As reported            $        .18  $        .44  $        .44
                                       Pro forma              $        .15  $        .41  $        .33
     Diluted.........................  As reported            $        .17  $        .41  $        .42
                                       Pro forma              $        .14  $        .38  $        .32

13.  EMPLOYEE BENEFIT PLANS:

     The Company maintains various 401(k) savings plans which permit participants to contribute up to 18 percent of their compensation each year. The Company will match a percentage of a participant's contributions, subject to specified limits. The Company's results of operations reflect expenses associated with the plan of approximately $132,000, $230,000 and $359,000 for 1996, 1997 and 1998.

     July 1, 1998, the Company acquired Beaird. Beaird has a non-contributory defined benefit plan covering its union employees. The plan provides benefits that are generally based on years of service. Annual contributions to the plan are sufficient to satisfy legal requirements.

Net pension cost attributable to the Beaird plan includes the following components:

                                            YEAR
                                            ENDED
                                        DECEMBER 31,
                                        -------------
                                            1998
                                        -------------
Service cost -- benefits earned
  during the period..................     $ 419,856
Interest cost on projected benefit
  obligation.........................       191,703
Expected return on plan assets.......      (218,033)
                                        -------------
     Total pension cost..............     $ 393,526
                                        =============

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Following are reconciliations of the Company's beginning and ending balances of its retirement plan benefit obligation, plan assets and funded status for 1998.


                                            YEAR
                                            ENDED
                                        DECEMBER 31,
                                        -------------
                                            1998
                                        -------------
CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at July 1,
      1998...........................    $ 5,909,781
     Service cost....................        419,856
     Interest cost...................        191,703
     Benefits paid...................        (22,807)
     Actuarial (gain) loss...........
                                        -------------
     Benefit obligation, end of
      year...........................    $ 6,498,533
                                        -------------
CHANGE IN PLAN ASSETS
     Plan asset, at July 1, 1998           4,784,729
     Benefits paid...................        (22,807)
     Employer contributions..........        588,574
     Actual investment return........         73,456
                                        -------------
     Plan assets, end of year........    $ 5,423,952
                                        -------------
RECONCILIATION OF FUNDED STATUS
     Funded status...................     (1,074,581)
     Unrecognized prior service
      cost...........................
     Unrecognized actuarial (gain)
      loss...........................        144,577
                                        -------------
     Net amount recognized...........    $  (930,004)
                                        =============


     The benefit obligation was determined using an assumed discount rate of 6.5%. A long-term annual rate of compensation increase of 4.5% was assumed for the plan. The assumed long-term rate of return on plan assets was 9%. The unrecognized transitional asset, prior service cost and net (gain) or loss related to the plan were recognized at the acquisition date.

14.  REPORTABLE SEGMENTS

     Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's determination of reportable segments considers the strategic operating units under which the Company sells various types products and services to various customers. Financial information for purchase transactions are included in the segment disclosures only for periods subsequent to the dates of acquisition.

     The accounting policies of the segments are the same as those of the Company as described in Note 2. The Company evaluates performance based on income from operations excluding certain corporate costs not allocated to the segments. Intersegment sales are not material. Substantially all sales are from domestic sources and all assets are held in the United States. Certain reclassifications have been made to the prior-year amounts to conform to the current-year presentation.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         HEAVY
                                        FASTENERS     FABRICATION      VALVES       MACHINES     CORPORATE    CONSOLIDATED
                                       -----------    -----------    ----------    ----------    ---------    ------------
                1996
Sales................................  $53,252,342                  $29,725,995   $16,427,091                 $ 99,405,428
Depreciation and amortization........    1,123,761                      847,234       195,327    $  38,720       2,205,042
Income from operations...............    3,114,499                    1,470,733       532,635     (798,647)      4,319,220
Total assets.........................   39,107,171                   15,607,415     5,870,016    2,322,763      62,907,365
Capital expenditures.................    2,680,252                    2,241,751       227,576        9,694       5,159,273
                1997
Sales................................  $79,472,953                  $56,130,384   $15,624,347                 $151,227,684
Depreciation and amortization........    2,058,076                    1,727,654       238,085    $  12,953       4,036,768
Income from operations...............    5,544,340                    6,601,159      (257,326)    (884,040)     11,004,133
Total assets.........................   58,574,755                   31,112,693     4,872,691      900,955      95,461,094
Equity investment in affiliates......                                   594,832                                    594,832
Capital expenditures.................    1,799,365                    4,101,274       162,383       30,347       6,093,369
                1998
Sales................................ $110,403,167   $ 40,011,472   $53,487,881   $14,305,192                 $218,207,712
Depreciation and amortization........    3,151,524        549,849     2,234,069       151,868    $  31,273       6,118,583
Income from operations...............    6,893,607      1,981,421     4,317,198        22,656   (1,686,506)     11,528,376
Total assets.........................  106,246,831     58,427,308    31,530,596     3,969,087    3,494,833     203,668,655
Equity investment in affiliates......    1,290,930                     (777,646)                                   513,284
Capital expenditures.................    2,865,211        689,674     2,425,918        79,847      318,719       6,379,369

             RECONCILIATION OF INCOME FROM OPERATIONS TO NET INCOME

                                            1996            1997            1998
                                       --------------  --------------  ---------------
Income from operations...............  $    4,319,220  $   11,004,133  $    11,528,376
Equity in earnings (losses) of
  unconsolidated affiliates..........                         (60,520)       2,144,131
Other income (expense):
     Interest expense................      (2,041,414)     (2,749,282)      (5,336,898)
     Interest income.................         160,954         160,230          521,771
     Other income, net...............         291,648         325,847        1,375,495
                                       --------------  --------------  ---------------
Total other income (expense).........      (1,588,812)     (2,263,205)      (3,439,632)
Income before income taxes...........       2,730,408       8,680,408       10,232,875
Income tax expense...................       1,024,841       3,477,116        4,098,646
                                       --------------  --------------  ---------------
Net income...........................  $    1,705,567  $    5,203,292  $     6,134,229
                                       ==============  ==============  ===============

                    RECONCILIATION OF PRODUCTS AND SERVICES

                                            1996             1997             1998
                                       ---------------  ---------------  ---------------
Cold formed fasteners, fastening
  systems and metal components.......  $    23,505,900  $    31,900,128  $    36,266,413
Stud bolts, gaskets and hoses........       29,746,442       47,572,825       74,136,754
Pressure vessels, storage tanks and
  related products...................                                         40,011,472
Valves and related products..........       29,725,995       56,130,384       53,487,881
Machine tools and other..............       16,427,091       15,624,347       14,305,192
                                       ---------------  ---------------  ---------------
Sales................................  $    99,405,428  $   151,227,684  $   218,207,712
                                       ===============  ===============  ===============

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     Summarized quarterly financial data for 1997 and 1998 are as follows (in thousands, except per share data):

                                        MARCH 31(1)       JUNE 30(1)       SEPTEMBER 30(1)       DECEMBER 31(1)
                                        ------------      -----------      ----------------      ---------------
1997(3)
Sales................................     $ 32,516          $35,865            $ 41,441              $41,406
Gross profit.........................        9,134            9,354              11,376                9,977
Net income...........................        1,501            1,164               2,127                  411
Earnings per share:
     Basic...........................          .14              .09                 .17                  .04
     Diluted.........................          .13              .09                 .16                  .03

1998(2)
Sales................................     $ 43,110          $44,581            $ 63,570              $66,947
Gross profit.........................       10,866           12,468              13,378               13,127
Net income...........................        1,393            2,438               1,420                  883
Earnings per share:
     Basic...........................          .10              .18                 .10                  .06
     Diluted.........................          .10              .17                 .09                  .06

------------

(1) Quarterly financial data presented herein has been retroactively restated to give effect to the pooled companies as described in Notes 3 and 16.

(2) The Company acquired RJ and Philform in February 1998, Beaird in July 1998, and Ideal and A&B in August 1998. The results of their operations have been included from the date of acquisition.

(3) The Company acquired Lone Star in February 1997, MVS in March 1997, Rogers in August 1997 and Walker in November 1997.

                           INDUSTRIAL HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16.  BLASTCO ACQUISITION:

     In January 1999, the Company issued 1,711,027 shares of its common stock for all the outstanding common stock of Blastco Services Co. ("Blastco"), a company which manufactures and sells gas measurement equipment and provides demolition services to refineries. This business combination has been accounted for as a pooling-of-interests and, accordingly, the Company's accompanying historical consolidated financial statements have been restated to include the accounts and results of Blastco.

     Sales, net income and earnings per share amounts for the years ended December 31, 1996, 1997 and 1998 for the Company and for Blastco are as follows:


                                          IHI         BLASTCO      COMBINED
                                       ----------     -------      --------
1996
Sales................................  $   93,270     $ 6,135      $ 99,405
Net income...........................  $    1,864     $  (158)     $  1,706
Net income available to common
  shareholders.......................  $    1,786     $  (158)     $  1,628
Earnings per share:
     Basic...........................  $      .24                  $    .18
     Diluted.........................  $      .22                  $    .17

1997
Sales................................  $  138,504     $12,724      $151,228
Net income...........................  $    4,798     $   405      $  5,203
Net income available to common
  shareholders.......................  $    4,668     $   405      $  5,073
Earnings per share:
     Basic...........................  $      .48                  $    .44
     Diluted.........................  $      .43                  $    .41

1998
Sales................................  $  208,971     $ 9,237      $218,208
Net income...........................  $    6,008     $   126      $  6,134
Net income available to common
  shareholders.......................  $    5,974     $   126      $  6,100
Earnings per share:
     Basic...........................  $      .49                  $    .44
     Diluted.........................  $      .47                  $    .42

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON THE 17TH DAY OF AUGUST 1999.



                                                INDUSTRIAL HOLDINGS, INC.


                                          By: /s/ CHRISTINE A. SMITH
                                           CHRISTINE A. SMITH (CHIEF FINANCIAL
                                               OFFICER AND VICE PRESIDENT)

                               INDEX TO EXHIBITS

                                                              SEQUENTIALLY
        EXHIBIT                                                 NUMBERED
         NUMBER               IDENTIFICATION OF EXHIBIT           PAGES
       ---------             ---------------------------      -------------
           3.1       -- Amended and Restated Articles of
                        Incorporation of the Company              Ex-1
           3.2       -- Amended and Restated Bylaws of the
                        Company                                   Ex-2
          10.1       -- Form of Nonstatutory Stock Option
                        Agreement for the Company's 1998
                        Incentive Plan                            Ex-3
          10.2       -- Form of Incentive Stock Option
                        Agreement for the Company's 1998
                        Incentive Plan                            Ex-4
          21         -- Subsidiaries of the Company               Ex-5
          23.1       -- Consent of Deloitte & Touche LLP          Ex-6
          23.2       -- Consent of PricewaterhouseCoopers LLP     Ex-7
          23.3       -- Consent of Arthur Andersen LLP            Ex-8
          23.4       -- Consent of Weinstein Spira & Company,
                        P.C.                                      Ex-9
          23.5       -- Consent of Karlins Arnold & Corbitt,
                        P.C.                                      Ex-10
          23.6       -- Consent of Simonton, Kutac &
                        Barnidge, LLP                             Ex-11
          27.1       -- Financial data schedule